UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Wade B. Cook
   14675 Interurban Avenue S.
   WA, Seattle 98168
2. Issuer Name and Ticker or Trading Symbol
   WADE COOK FINANCIAL CORP. (WADE)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   9/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |9/15/ |P   | |5000              |A  |$0.38      |                   |I     |Money Chef 1               |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/15/ |P   | |5000              |A  |$0.38      |                   |I     |Money Chef 1               |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/17/ |P   | |10000             |A  |$0.37      |                   |I     |Money Chef 1               |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/23/ |P   | |5000              |A  |$0.34      |1299200            |I     |Money Chef 1               |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/13/ |P   | |10000             |A  |$0.39      |                   |I     |Never Ending Wealth 2      |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/16/ |P   | |5000              |A  |$0.38      |                   |I     |Never Ending Wealth 2      |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |9/23/ |P   | |5000              |A  |$0.34      |307000             |I     |Never Ending Wealth 2      |
                           |1999  |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Shares held by Money Chef Inc., a company controlled by the reporting person.
2. Shares held by Never Ending Wealth, L.P., a company controlled by the reporting person.

                             /s/ Wade B. Cook                 September 8, 1999
                             -------------------------        ------------------
                             Signature of Reporting Person          Date

Laura M. Cook
14675 Interurban Avenue S.
Seattle, WA  98168
Position:  Director, Secretary and 10% Owner